UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 26, 2014

WHIRLPOOL CORPORATION

(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 M-63 North, Benton Harbor, Michigan	49022-2692
(Address of Principal Executive Offices)	(Zip Code)

(269) 923-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 26, 2014, Whirlpool Corporation (the “Company”) entered into a Second Amended and Restated Long-Term Credit Agreement (the “Long-Term Facility”), by and among the Company, certain other borrowers, the lenders referred to therein, JPMorgan Chase Bank, N.A. as Administrative Agent and The Royal Bank of Scotland PLC, BNP Paribas and Citibank, N.A. as Syndication Agents. The Long-Term Facility amends, restates and extends the borrowers’ existing five-year credit facility, scheduled to mature on June 28, 2016. Also on September 26, 2014, the Company entered into a Short-Term Credit Agreement (the “364-Day Facility” and together with the Long-Term Facility, the “Facilities”), by and among the Company, certain other borrowers, the lenders referred to therein, JPMorgan Chase Bank, N.A. as Administrative Agent and The Royal Bank of Scotland PLC, BNP Paribas and Citibank, N.A. as Syndication Agents. J.P. Morgan Securities LLC, RBS Securities Inc., BNP Paribas Securities Corp., and Citigroup Global Markets Inc. acted as Joint Lead Arrangers and Joint Bookrunners for the Facilities.

The Long-Term Facility increases the existing $1.725 billion facility to an aggregate amount of $2.0 billion, with an option to increase the total amount to up to $2.5 billion by exercise of an accordion feature. The Long-Term Facility has a maturity date of September 26, 2019. The Long-Term Facility includes a letter of credit sublimit of $200 million. The Long-Term Facility decreases the interest and fee rates payable with respect to the Long-Term Facility based on the Company’s current debt rating as follows: (1) the spread over LIBOR is 1.250%; (2) the spread over prime is 0.250%; and (3) the unused commitment fee is 0.15%, as of the date hereof.

The 364-Day Facility is a revolving credit facility in an aggregate amount of $1.0 billion. The 364-Day Facility has a maturity date of September 25, 2015. The interest and fee rates payable with respect to the 364-Day Facility based on the Company’s current debt rating are as follows: (1) the spread over LIBOR is 1.250%; (2) the spread over prime is 0.250%; and (3) the unused commitment fee is 0.125%, as of the date hereof.

The Facilities contain customary covenants and warranties including, among other things, a rolling twelve month maximum leverage ratio limited to 3.25 to 1.0 for each fiscal quarter and a rolling twelve month interest coverage ratio required to be greater than or equal to 3.0 to 1.0 for each fiscal quarter. In addition, the covenants limit the Company’s ability to (or to permit any subsidiaries to), subject to various exceptions and limitations: (i) merge with other companies; (ii) create liens on its property; (iii) incur debt or off-balance sheet obligations at the subsidiary level; (iv) enter into transactions with affiliates, except on an arms-length basis; (v) enter into agreements restricting the payment of subsidiary dividends or restricting the making of loans or repayment of debt by subsidiaries to the Company or other subsidiaries; and (vi) enter into agreements restricting the creation of liens on its assets.

The Company has paid lenders under the Facilities an up-front fee of approximately $2.7 million. Many of the lenders have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for Whirlpool Corporation and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

The description of the Facilities in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Long-Term Facility and the 364-Day Facility, copies of which will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2014.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information regarding the Company’s entry into the Facilities provided under Item 1.01 above is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHIRLPOOL CORPORATION

Date: September 26, 2014	By:	/s/ KIRSTEN J. HEWITT
	Name:	Kirsten J. Hewitt
	Title:	Senior Vice President Corporate Affairs, General Counsel and Corporate Secretary